Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

CalciMedica, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	2023 Equity Incentive Plan Common Stock, $0.0001 par value per share	Other(2)	1,500,000(3)	$4.03	$6,045,000.00	.00014760	$892.24

Total Offering Amounts					$6,045,000.00		—

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$892.24

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”), of CalciMedica, Inc. (the “Registrant”) that become issuable under the Registrant’s 2023 Equity Incentive Plan (the “2023 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act using the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on August 20, 2024.

(3)	Represents additional shares of Common Stock authorized for issuance under the 2023 Plan pursuant to an amendment to such plan that was approved by the Registrant’s stockholders on August 27, 2024.